Exhibit 10.48

EXECUTION COPY

AMENDED AND RESTATED

PROFESSIONAL SERVICES AGREEMENT

WHEREAS, effective May 7, 2014, L-3 Communications Corporation (hereinafter “L-3”) and John P. White (hereinafter “Consultant”), entered into a consulting agreement pursuant to which the Consultant would act as a consultant to L-3, on the terms and subject to the conditions set forth therein; and

WHEREAS, effective October 21, 2014, the parties desire to amend the retainer provided for under the agreement.

NOW THEREFORE, in consideration for these premises, the parties agree to amend and restate the agreement as follows:

1.	ATTACHMENTS. Any Attachments to this Professional Services Agreement referenced herein are fully incorporated and form a part of this agreement (hereinafter, “Agreement”).

2.	CONSULTING ARRANGEMENT. L-3 hereby retains the Consultant, and the Consultant hereby agrees to serve as a consultant to L-3, on the terms and subject to the conditions of this Agreement. The Consultant will, from time to time and at the request of L-3 upon reasonable advance notice, assist L-3, including by providing advice with respect to the business of L-3, its strategic business plan and such other matters as may be reasonably requested by L-3. It is understood that such consulting services shall be incidental to, and shall not interfere with, the other business activities and commitments of the Consultant which are permitted pursuant to Section 7 below. The Consultant shall not be required to travel, except at his convenience, in performing services hereunder. In addition, so long as the Consultant continues to provide consulting services pursuant to this Agreement, Consultant shall have the title “Director Emeritus of L-3”.

3.	TERM OF AGREEMENT. This Agreement shall be effective upon execution hereof for a term of one year from the date hereof, and shall be renewable only upon the mutual written agreement of the parties. This Agreement and Consultant’s retention hereunder may be terminated by either party on 30 days advance written notice. In the event of a termination of the consulting term for any reason, neither L-3 nor the Consultant shall have any further obligations hereunder.

4.	COMPENSATION.

4.1.	The Consultant’s compensation for his services will consist of a retainer at a rate per annum of $225,000 (for the period ended August 1, 2014) and $230,000 (thereafter). The annual retainer is payable in quarterly installments, in arrears, on February 1, May 1, August 1 and November 1 of each year (beginning with the first payment due on August 1, 2014), provided that the Agreement has not been terminated prior to the applicable payment date.

4.2.	Consultant shall be responsible for taxes based upon Consultant’s income or any Federal, State or local employment taxes assessed to Consultant.

5.	REIMBURSABLE EXPENSES. L-3 shall reimburse Consultant for reasonable and documented out of pocket expenses incurred for meals, lodging, and travel, as set forth in Attachment A and for which funding has been previously authorized as part of an assigned task. Consultant shall invoice L-3 for actual, substantiated out of pocket expenses and L-3 shall pay Consultant net thirty (30) days after receipt of an undisputed invoice.

6.	WARRANTIES AND INDEMNITY. Consultant warrants the services provided to L-3 will be performed in a professional and competent manner.

7.	CONFIDENTIAL INFORMATION; NON-COMPETITION UNDERTAKING; ENGAGEMENTS WITH THIRD PARTIES. Consultant shall maintain proprietary, confidential and secret all L-3 information which may be disclosed to Consultant as being proprietary, confidential and secret in nature, and Consultant shall not disclose this information to any other person (including L-3 employees in any other division, group, or entity), firm, or corporation. Consultant shall also maintain as confidential the “know-how” and future plans of L-3 relating to the fields of endeavor in which Consultant performs investigations, evaluations, and services for L-3, as well as the nature of certain work projects to which Consultant is exposed, and the identity of persons working on those projects. If, in connection with its performance, Consultant discloses to L-3 any ideas, developments, or suggestions conceived or actually reduced to practice by Consultant prior to its performance hereunder, no relationship, proprietary or otherwise, express or implied, is established with L-3 by the disclosure, no obligation of any kind is assumed by, nor may be implied against L-3, unless a separate written contract regarding the subject of disclosure is consummated by the parties, and then the obligation shall be only as expressed in the separate contract.

7.1.	Consultant agrees to refrain from making any disparaging or derogatory remarks, comments or publications regarding L-3 or any of its affiliates, predecessors or successors or any of their respective officers, directors, employees, products or services.

7.2.

Consultant hereby agrees that during the term of this Agreement and the 12- month period immediately thereafter, without the prior written consent of L-3, (i) he or she will not, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any (a) entity which is in Competition with the business of L-3 or (b) Competitive Activity and (ii) he or she shall not, on his or her own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or offer employment to any person who is or has been employed by L-3 at any time during the twelve (12) months immediately preceding such solicitation. For purposes of this Section 7.2: (A) an entity shall be deemed to be in “Competition” with L-3 if it is principally involved in the purchase, sale or other dealing in any property or the rendering of any service purchased, sold, dealt in or rendered by L-3 as a part of the business of L-3 within the same geographic area in which L-3 effects such sales or dealings or renders such services at the Relevant Date; and (B) “Competitive Activity” shall mean any business into which L-3 has taken substantial steps to engage, as of the Relevant Date, which would be deemed to be in Competition with the business of L-3 if such steps had been completed prior to the Relevant Date; and (C) the term “Relevant Date” shall mean each date during the term of this Agreement through (and including) the effective date of termination of this Agreement. Notwithstanding the foregoing, nothing contained in this Section 7.2 shall (x) prohibit Consultant from serving as an officer, employee or independent consultant of any business unit or subsidiary which would not otherwise be in Competition with L-3 or a Competitive Activity, but which business unit is a part of, or which subsidiary is controlled by, or under common control with, an entity that would be in competition with L-3, so long as Consultant does not engage in any activity which is in Competition with any business of L-3 or is otherwise a Competitive Activity or (y) be construed so as to preclude Consultant from investing in any publicly or privately held company, provided Consultant’s beneficial ownership of any class of such company’s securities does not exceed 5% of the outstanding securities of such class.

7.3.	The parties hereto agree that the provisions of Section 7.2 are reasonable. If a court determines, however, that any provision of Section 7.2 is unreasonable, either in period of time, geographical area or otherwise, then the parties hereto agree that the provisions of Section 7.2 should be interpreted and enforced to the maximum extent which such court deems reasonable.

7.4.	Subject to Section 7.2, Consultant shall have the right to accept employment and/or perform consulting work for one or more third parties, so long as such employment or work does not impair his ability to perform his responsibilities hereunder.

8.	NOTICES. Written notice shall be sent to the parties by hand, by overnight carrier or by U.S. certified mail at the following address:

L-3 Communications Corporation 600 Third Avenue New York, New York 10016 Attention: General Counsel	John P. White 9100 Belvoir Woods Parkway/Unit A214 Fort Belvoir, VA 22060-2714

9.	CONFLICTING AGREEMENTS. Consultant warrants that it is not a party to any other existing agreement which would prevent Consultant from entering into this Agreement or which would adversely affect this Agreement.

10.	INDEPENDENT CONTRACTOR. It is understood and agreed that Consultant shall be acting as an independent contractor and not as an agent or employee of L-3. Accordingly, the Consultant assumes all risks and hazards encountered in its performance of this agreement. Consultant shall not have the power or authority to create or modify any binding obligation or agreement on behalf of L-3, and Consultant shall not represent to any third party that he or she has such power or authority. Consultant acknowledges that he or she shall not participate in (and shall not receive any benefits or awards under) any L-3 employee benefit plans by virtue of this agreement.

11.	TERMINATION. The provisions of Sections 6, 7, and 14 shall survive termination of this Agreement.

12.	ETHICAL CONDUCT. It is acknowledged that any payment, gift, tip, meal, transportation, entertainment or other benefit or promise of a benefit provided to or paid for a U.S. Government employee by the Consultant other than pursuant to the limited authorized exceptions in the appropriate agency internal standard of conduct, is prohibited, whether or not the situation involved pertains to L-3 business.

It is further acknowledged that when acting on behalf of L-3, the Consultant shall neither seek nor receive information from non-L-3 sources which could compromise L-3’s code of ethical conduct and associated policies, or the policies of the U.S. Government. If the Consultant comes into possession of information which is not appropriate for L-3 to possess under either L-3’s code of ethical conduct or the U.S. Government policies, the Consultant will not reveal such information to L-3.

The Consultant agrees to comply fully with the procurement integrity provisions of the Office of Federal Procurement Policy Act (Procurement Integrity Act) and all regulations issued thereunder. Further, the Consultant agrees that it will execute such certifications as are required by L-3 or the Procurement Integrity Act and regulations issued thereunder regarding the Consultant’s compliance therewith.

13.	ACCESS TO L-3 FACILITIES. Consultant’s use and access to any applicable facility shall be subject to all L-3’s security, traffic, smoke free environment restrictions, as well as any other L-3 rules and regulations, and any and all other reasonable restrictions which L-3 may impose from time to time. Access may be limited to L-3’s normal hours of operations (excluding holidays and shutdown periods, if any). L-3 may limit or deny access to any other Consultant representatives.

14.	GENERAL.

14.1.	ASSIGNMENT OF SERVICES AGREEMENT. The Consultant may not assign any of its rights or obligations hereunder without the prior written consent of L-3. L-3 may assign its rights and obligations under this Agreement to any subsidiary, affiliate or successor in interest of L-3 without the consent of the Consultant. The Consultant shall be provided with written notice of such assignment. In all such cases, the assignment of this Agreement and the assumption of the rights and obligations thereunder shall be at no additional cost to L-3.

14.2.	FORCE MAJEURE. Neither party shall be liable for any delays resulting from acts of God, strikes, riots, acts of war, epidemics, or governmental regulations.

14.3.	NO PUBLICITY. Neither party hereto shall, without securing written consent of the other party, publicly announce the existence of this Agreement or advertise or release any publicity in regard thereto, except that L-3 and Consultant may publicly file and otherwise disclose the terms of this Agreement to extent required by law or regulation, including in proxy statements and periodic reports filed with the Securities and Exchange Commission.

14.4.	BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of L-3 and shall be binding upon and inure to the benefit of Consultant’s heirs, legal representatives, successors, and assigns.

14.5.	GOVERNING LAW; WAIVER OF JURY TRIAL. The validity, performance, and construction of this Agreement shall be governed by the laws of the State of New York without regard to principles of conflicts of law. EACH PARTY HERETO HEREBY EXPRESSLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY SUIT, LITIGATION, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT.

14.6.	SEVERABILITY. If any of the provisions or portions of this Agreement are invalid under any applicable statute or rule of law, they are to that extent to be deemed omitted.

14.7.	ASSIGNMENT. Except as otherwise provided in this Agreement, including, without limitation, Section 14.1, neither party shall assign or transfer any of its rights or obligations hereunder without the prior written consent of the other party hereto, which assignment shall not be unreasonably withheld, and any such attempted assignment shall be void.

14.8.	MERGER OF AGREEMENT. This Agreement constitutes the entire understanding between the parties relating to the subject matter hereof, and supersedes all previous communications, representations, or agreements, either oral or written, with respect to the subject matter hereof, and no representations or statements of any kind made by any representative of Consultant or L-3, which are not stated in this Agreement, shall be binding on Consultant or L-3. No addition to or modification of any provision of this Agreement shall be binding upon Consultant or L-3 unless made in writing and signed by the respective duly authorized representatives of Consultant and L-3.

14.9.	EQUITABLE RELIEF. Consultant acknowledges and agrees that money damages would not be an adequate remedy for any breach of his or her agreements contained in Section 7 hereof, and that in addition to any other remedies available to L-3, L-3 shall be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of the agreements contained in such Section.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its duly authorized representative.

Dated: October 21, 2014

L-3 COMMUNICATIONS CORPORATION

By:	/s/ Michael T. Strianese
	Name:	Michael T. Strianese
	Title:	Chairman, President and Chief Executive Officer

By:	/s/ John P. White
	Name:	John P. White